As filed with the Securities and Exchange Commission on June 20, 2018

Registration No. 333-224622

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DERMADOCTOR, LLC

(to be converted as described herein to a corporation named)

DERMADOCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	36-4900272
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DERMAdoctor, Inc.

1901 McGee Street

Kansas City, Missouri 64108

(816) 472-5700

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Jeff Kunin, M.D.

President and Chief Executive Officer

DERMAdoctor, Inc.

1901 McGee Street

Kansas City, Missouri 64108

(816) 472-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.

Hank Gracin, Esq.

Patrick J. Egan, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, NY 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

Aron Izower, Esq. Reed Smith, LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-54504

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-224622) (the “Registration Statement”) of DERMAdoctor, Inc. is to file an updated Exhibit 23.1 to the Registration Statement as indicated in Item 16 of Part II and the related Exhibit Index. No change is made to the preliminary prospectus constituting Part I of this Registration Statement or Items 13, 14, 15 or 17 of Part II of this Registration Statement. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee:

SEC registration fee	$2,265
FINRA filing fee	3,229
Nasdaq listing fee	50,000
Legal fees and expenses	395,311
Accounting fees and expenses	28,998
Transfer agent and registrar’s fees and expenses	1,000
Printing and engraving expenses	10,000
Non-accountable expenses to Representative	150,000
Miscellaneous expenses	109,197
Total	$750,000

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s certificate of incorporation and amended and restated bylaws, each of which will become effective prior to the effective date of the registration statement of which this prospectus is a part, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

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Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

●	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

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The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On December 31, 2015, we issued 525,000 Units to DERMAdoctor, Inc. (now known as Papillon Partners, Inc., or Papillon) in consideration of the contribution by DERMAdoctor, Inc. of assets.

On January 1, 2016, we issued 475,000 Units to Midwest Growth Partners LLLP for cash proceeds of $3,500,000.

On November 8, 2016, we issued a promissory note in the aggregate principal amount of $1,600,000 to Papillon, which note bears interest at a rate of 6% per annum.

On July 17, 2017, we issued a short-term promissory note to Papillon in the aggregate principal amount of $90,000, which note bears interest at a rate of 6% per annum.

On November 9, 2017, we issued a short-term promissory note to Papillon in the aggregate principal amount of 100,000, which note bears interest at a rate of 6% per annum.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

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(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on 20th of June, 2018.

DERMADOCTOR, INC.

By:	/s/ Jeff Kunin, M.D.
Name:	Jeff Kunin, M.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff Kunin, M.D.	President and Chief Executive Officer (Principal Executive Officer) and	June 20, 2018
Jeff Kunin, M.D.	Member of the Board of Directors

/s/ Andrea Bielsker	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2018
Andrea Bielsker

/s/ Audrey Kunin, M.D.	Chief Creative Officer and Member of the Board of Directors	June 20, 2018
Audrey Kunin, M.D.

*	Member of the Board of Directors	June 20, 2018
William Kunin

*By:	/s/ Jeff Kunin, M.D.
Jeff Kunin, M.D.
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1#	Form of Underwriting Agreement
3.1#	Articles of Organization of D. Doctor Acquisition, LLC (the predecessor of DERMAdoctor, LLC)
3.2#	Amended and Restated Operating Agreement of DERMAdoctor, LLC
3.3#	Amendment of Articles of Organization of DERMAdoctor, LLC
3.4#	Certificate of Incorporation of DERMAdoctor, Inc. filed with Delaware Secretary of State on April 30, 2018.
3.5#	Bylaws of DERMAdoctor, Inc.
3.6#	Form of Certificate of Merger to be filed with the Secretary of State of the State of Delaware
3.7#	Form of Articles of Merger to be filed with the Secretary of State of the State of Missouri
3.8#	Form of Agreement and Plan of Merger
4.1#	Specimen Common Stock Certificate
4.2#	Form of Representative’s Warrant
4.3#	Promissory Note, dated November 8, 2016
4.4#	Promissory Note, dated July 17, 2017
4.5#	Promissory Note, dated November 9, 2017
4.6#	Promissory Note Extension Agreement dated October 9, 2017 (to July 2017 Note)
4.7#	Promissory Note Second Extension Agreement dated January 13, 2018 (to July 2017 Note)
4.8#	Promissory Note Extension Agreement dated February 6, 2018 (to November 2017 Note)
4.9#	Promissory Note Third Extension Agreement dated March 15, 2018 (to November 2017 Note)
4.10#	Promissory Note Extension Agreement dated April 30, 2018 (to July 2017 Note)
4.11#	Promissory Note Extension Agreement dated April 30, 2018 (to November 2017 Note)
5.1#	Opinion of Gracin & Marlow, LLP
10.1#+	Form of Indemnification Agreement by and between the Registrant and its directors and officers
10.2#+	DERMAdoctor, Inc. 2018 Equity Incentive Plan
10.3#+	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2018 Equity Incentive Plan
10.4#+	Form of Restricted Stock Unit Award Agreement and Notice of Award of Restricted Stock Units under the 2018 Equity Incentive Plan
10.5#+	Form of Restricted Stock Agreement and Notice of Award of Restricted Stock under the 2018 Equity Incentive Plan
10.6#+	Non-Competition Agreement with Jeffery R. Kunin, dated January 1, 2016
10.7#+	Employment Agreement with Andrea Bielsker, dated May 22, 2017
10.8#+	Employment Agreement with Audrey Kunin, dated March 10, 2018
10.9#+	Employment Agreement with Jeffrey R. Kunin, dated March 10, 2018
10.10#	Building Lease dated January 1, 2016 between 1901 McGee, LLC and DERMAdoctor, LLC
10.11#	Form of Commercial Loan Agreement between DERMAdoctor, LLC and CircleUp Credit Advisors, LLC
10.12#	Form of Sale Proceeds Sharing Agreement
21.1#	Subsidiaries of DERMAdoctor, Inc.
23.1*	Consent of Friedman, LLP
23.2#	Consent of Gracin & Marlow, LLP (See Exhibit 5.1 above)
24.1#	Power of Attorney (Included in the signature page of the initial Registration Statement)
99.1#	Consent of Victoria Barnard, Director Nominee
99.2#	Consent of Brad Hampton, Director Nominee
99.3#	Consent of James Hyde, Director Nominee

+	Indicates management contract or compensatory plan.

*	Filed herewith

#	Previously filed

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